Exhibit 99.1
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Lorie Calvo
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Northwest Biotherapeutics, Inc. Announces Appointment of Chief Financial Officer
Bethesda, MD — October 2, 2007 — Northwest Biotherapeutics, Inc. (OTCBB: NWBO; AIM: NWBT and NWBS) announced today that Anthony P. Deasey, 58, has been appointed as the Company’s Senior Vice President of Finance and Chief Financial Officer, and has been elected to the Board of Directors.
Prior to joining NWBT, from November 2000 to September 2007 Mr. Deasey served as Executive Vice President, Chief Financial and Chief Operating Officer of Celsion Corporation, a biotechnology company headquartered in Columbia, Maryland. At Celsion, Mr. Deasey played a key role in transitioning Celsion from a medical device to an oncology drug development company, and acquired substantial experience with oncology regulatory and market factors. In addition to Celsion, Mr. Deasey previously served as Chief Financial Officer of two public companies with domestic and international operations and a diverse range of products with up to $800 million in revenues.
“We are very pleased to announce the appointment of Tony as our Chief Financial Officer, “ said Alton Boynton, PhD, President and Chief Executive Officer of Northwest Biotherapeutics. “As we are in the process of establishing international operations and accelerating our pivotal studies in the United States, Tony’s extensive financial, operational and management experience, and his familiarity with the oncology sector, will be a valuable addition to our team.”
ABOUT NORTHWEST BIOTHERAPEUTICS, INC.
Northwest Biotherapeutics, Inc. is a US-based biotechnology company focused on developing immunotherapy products that treat cancers more effectively than current treatments, without toxicity, and on a cost-effective basis.
The Company has two lead product candidates:
1.	DCVax®-Brain, a personalized dendritic cell vaccine for treatment of Glioblastoma multiforme; and

2.	DCVax®-Prostate, a personalized dendritic cell vaccine for treatment of hormone independent, non-metastatic prostate cancer.
The Company also has a robust pipeline of additional products cleared by FDA for early stage clinical trials in five other cancers beyond brain and prostate cancers.
For further information, please visit the company web site at www.nwbio.com.
Disclaimer
Statements made in this news release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “intends,” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks related to the uncertainties of litigation in general and, specifically litigation involving intellectual property claims and securities class action claims that have been filed against the Company. Additional information on these and other factors which could affect the company’s results is included in its Securities and Exchange Commission (“SEC”) filings and its filings pursuant to its listing on the Alternative Investment Market of the London Stock Exchange (“AIM”). Finally, there may be other factors not mentioned above or included in the company’s SEC filings and/or AIM filings that may cause actual results to differ materially those projected in any forward-looking statement. You should not place undue reliance on any forward-looking statements. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.